Exhibit 99.1

Media Contact: William H. Galligan      Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports Record Fourth Quarter and Full-Year 2011 Revenues, Carloads and Operating Income

Fourth Quarter 2011 Results

•	Revenue of $530 million, an increase of 11% over fourth quarter 2010.

•	Operating income of $150 million, 11% higher than a year ago.

•	Operating ratio of 71.6%, compared with 71.8% in fourth quarter 2010.

•
Diluted earnings per share for fourth quarter 2011 was $0.87 compared with diluted earnings per share of $0.50 in fourth quarter 2010. Excluding debt retirement costs, adjusted diluted earnings per share for fourth quarter 2011 was $1.01 compared to $0.62 in 2010.

Kansas City, MO, January 23, 2012. Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported record fourth quarter 2011 revenues of $530 million. Fourth quarter carloads of 522 thousand, also a record, increased 7% over fourth quarter 2010.

Fourth quarter revenue growth, compared to 2010 was led by a 30% increase in Automotive and a 29% increase in Intermodal revenues. Coal was also strong with revenues growing by 20% in the fourth quarter of 2011. Industrial and Consumer Products were up 8% over 2010. Agriculture and Minerals revenue grew 2%. Revenue in Chemical & Petroleum declined 1% in the fourth quarter in part due to inventory destocking, a maintenance outage at a major refinery and a customer's contractual obligation to balance shipments between KCS and another carrier.

Operating income for the fourth quarter of 2011 was $150 million compared with $135 million a year ago, an 11% increase. KCS reported a fourth quarter 2011 operating ratio of 71.6%, an improvement from fourth quarter 2010. Operating expenses in the fourth quarter were $380 million compared with $344 million in the corresponding 2010 period. The increase was in part due to higher expenses related to fuel and incentive compensation.

Reported net income to common stockholders in the fourth quarter of 2011 totaled $96 million, or $0.87 per diluted share, compared with $52 million, or $0.50 per diluted share, in the fourth quarter of 2010. Excluding debt retirement costs, adjusted diluted earnings per share for fourth quarter 2011 was $1.01 compared to $0.62 in 2010. Both the 2011 reported and adjusted diluted earnings per share include a tax benefit of $0.23 per share, largely related to foreign exchange rate fluctuation.

For the full year 2011, revenue was a record $2.1 billion, up 16% over 2010. This is the first time that KCS generated annual revenue above $2 billion. Carloads for 2011 were 2 million, the first time annual volumes reached the 2 million threshold.

Full-year operating income was $612 million, a 26% increase over the prior year, and the Company's 2011 operating ratio was 70.9% compared with 73.2% in 2010. Diluted earnings per share for full year 2011 were $3.00 compared to $1.67 for 2010.

“KCS's solid fourth quarter put the final touches on a successful 2011,” stated David L. Starling, president and chief executive officer. “The Company can point to notable achievements in all areas, including marketing and sales, finance and operations.

“For the first time in our railroad's 125 years, we attained over $2 billion in revenue and 2 million in carloads. During the fourth quarter, using available cash, KCS redeemed the entire $123.5 million aggregate principal amount of KCSR's 13% Senior Notes. These notes were issued in December 2008 at the height of the global financial credit crisis, and to accomplish this in only three years speaks to the Company's significantly improved financial strength. During 2011, we further levered our stronger financial position to improve liquidity, increasing revolver capacity by $175 million and extending revolver maturities.

“In addition, with the help of continually improving system-wide operating efficiency, KCS again improved its annual operating ratio. Our progress was recognized both in the credit and equity markets with upgrades to our credit ratings and a 42% increase in our stock price for the year.
“KCS continues to have abundant growth prospects and is very well-positioned to be a leading growth company in the transportation industry. We believe that in 2012, KCS will continue on a growth trend similar to that of the past year with mid-single digit increases in volumes and pricing. We are also committed to further improvements in our operating ratio for 2012.”

GAAP RECONCILIATION

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	Three Months Ended December 31,
	2011	2010
Diluted earnings per share	$0.87	$0.50
Adjustment for debt retirement costs	0.14	0.12
Adjusted diluted earnings per share - see (a) below	$1.01	$0.62

(a)
The Company believes adjusted diluted earnings per share is meaningful as it allows investors to evaluate the Company's performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of the Company.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The words “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based upon information currently available to management and management's perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and consume rail freight; revocation of the rail concession of KCS's subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to the KCS's technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligation; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents along the KCS's rail network, facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; changes in securities and capital markets; loss of key personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business. More detailed information about these factors may be found in filings by KCS with the Securities and Exchange Commission, including the KCS's Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 1-4717) and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.

Kansas City Southern
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues	$530.3	$478.6	$2,098.3	$1,814.8
Operating expenses:
Compensation and benefits	109.7	97.6	423.8	369.3
Purchased services	51.3	48.2	204.8	189.1
Fuel	88.5	71.9	346.5	263.6
Equipment costs	41.6	39.9	167.1	157.4
Depreciation and amortization	47.1	46.1	186.2	184.9
Materials and other	41.7	39.8	183.9	164.0
Gain on insurance recoveries related to hurricane damage	—	—	(25.6)	—
Total operating expenses	379.9	343.5	1,486.7	1,328.3

Operating income	150.4	135.1	611.6	486.5
Equity in net earnings of unconsolidated affiliates	4.6	3.5	18.2	19.7
Interest expense	(31.4)	(35.6)	(129.1)	(158.1)
Debt retirement costs	(24.5)	(19.0)	(38.7)	(68.3)
Foreign exchange gain (loss)	(2.3)	1.5	(9.2)	4.7
Other income (expense), net	(0.1)	0.8	2.2	4.7

Income before income taxes	96.7	86.3	455.0	289.2
Income tax expense	0.7	30.7	123.1	109.2

Net income	96.0	55.6	331.9	180.0
Less: Net income (loss) attributable to noncontrolling interest	0.3	1.0	1.6	(0.2)

Net income attributable to Kansas City Southern and subsidiaries	95.7	54.6	330.3	180.2
Preferred stock dividends	0.1	2.8	1.6	11.0

Net income available to common stockholders	$95.6	$51.8	$328.7	$169.2
Earnings per share:
Basic earnings per share	$0.87	$0.51	$3.04	$1.69
Diluted earnings per share	$0.87	$0.50	$3.00	$1.67

Average shares outstanding (in thousands):
Basic	109,566	102,175	108,208	100,054
Potentially dilutive common shares	346	7,463	1,622	7,480
Diluted	109,912	109,638	109,830	107,534

Kansas City Southern
Revenue & Carloads/Units by Commodity - Fourth Quarter 2011 and 2010

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Fourth Quarter		%	Fourth Quarter		%	Fourth Quarter		%
	2011	2010	Change	2011	2010	Change	2011	2010	Change

Chemical & Petroleum
Agri Chemicals	$4.4	$6.1	(28%)	2.6	3.8	(32%)	$1,692	$1,605	5%
Other Chemicals	39.7	38.0	4%	23.7	25.1	(6%)	1,675	1,514	11%
Petroleum	24.4	27.3	(11%)	17.3	17.8	(3%)	1,410	1,534	(8%)
Plastics	23.9	22.0	9%	15.8	15.2	4%	1,513	1,447	5%
Total	92.4	93.4	(1%)	59.4	61.9	(4%)	1,556	1,509	3%

Industrial & Consumer Products
Forest Products	59.0	54.2	9%	32.0	33.3	(4%)	1,844	1,628	13%
Metals & Scrap	46.2	43.3	7%	26.7	29.4	(9%)	1,730	1,473	17%
Other	18.1	16.3	11%	18.4	20.5	(10%)	984	795	24%
Total	123.3	113.8	8%	77.1	83.2	(7%)	1,599	1,368	17%
Agriculture & Minerals
Grain	54.0	54.7	(1%)	33.3	34.1	(2%)	1,622	1,604	1%
Food Products	36.7	36.0	2%	16.8	18.5	(9%)	2,185	1,946	12%
Ores & Minerals	15.4	13.9	11%	11.4	11.6	(2%)	1,351	1,198	13%
Stone, Clay & Glass	6.6	5.4	22%	3.1	3.0	3%	2,129	1,800	18%
Total	112.7	110.0	2%	64.6	67.2	(4%)	1,745	1,637	7%
Coal
Unit Coal	66.9	55.2	21%	66.7	60.9	10%	1,003	906	11%
Other Coal	8.1	7.5	8%	10.1	10.3	(2%)	802	728	10%
Total	75.0	62.7	20%	76.8	71.2	8%	977	881	11%

Intermodal	69.9	54.3	29%	220.3	186.0	18%	317	292	9%

Automotive	37.0	28.4	30%	23.6	19.3	22%	1,568	1,472	7%
TOTAL FOR COMMODITY GROUPS	510.3	462.6	10%	521.8	488.8	7%	$978	$946	3%
Other Revenue	20.0	16.0	25%
TOTAL	$530.3	$478.6	11%

Kansas City Southern
Revenue & Carloads/Units by Commodity - Years Ended December 31, 2011 and 2010

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Years Ended			Years Ended			Years Ended
	December 31,		%	December 31,		%	December 31,		%
	2011	2010	Change	2011	2010	Change	2011	2010	Change

Chemical & Petroleum
Agri Chemicals	$20.9	$23.5	(11%)	13.6	14.9	(9%)	$1,537	$1,577	(3%)
Other Chemicals	171.1	152.2	12%	101.9	100.6	1%	1,679	1,513	11%
Petroleum	110.4	102.9	7%	74.7	72.8	3%	1,478	1,413	5%
Plastics	97.5	84.6	15%	64.5	61.1	6%	1,512	1,385	9%
Total	399.9	363.2	10%	254.7	249.4	2%	1,570	1,456	8%

Industrial & Consumer Products
Forest Products	233.0	202.6	15%	128.8	129.1	—	1,809	1,569	15%
Metals & Scrap	195.3	158.3	23%	117.1	106.1	10%	1,668	1,492	12%
Other	75.3	65.8	14%	80.7	74.7	8%	933	881	6%
Total	503.6	426.7	18%	326.6	309.9	5%	1,542	1,377	12%
Agriculture & Minerals
Grain	212.1	219.6	(3%)	128.3	136.6	(6%)	1,653	1,608	3%
Food Products	150.3	134.7	12%	69.8	71.0	(2%)	2,153	1,897	13%
Ores & Minerals	59.3	53.6	11%	48.4	47.7	1%	1,225	1,124	9%
Stone, Clay & Glass	25.7	21.2	21%	13.4	12.8	5%	1,918	1,656	16%
Total	447.4	429.1	4%	259.9	268.1	(3%)	1,721	1,601	7%
Coal
Unit Coal	245.5	207.8	18%	245.8	241.5	2%	999	860	16%
Other Coal	36.5	30.8	19%	42.3	41.0	3%	863	751	15%
Total	282.0	238.6	18%	288.1	282.5	2%	979	845	16%

Intermodal	251.8	194.2	30%	798.8	678.4	18%	315	286	10%

Automotive	139.2	97.7	42%	85.6	71.1	20%	1,626	1,374	18%
TOTAL FOR COMMODITY GROUPS	2,023.9	1,749.5	16%	2,013.7	1,859.4	8%	$1,005	$941	7%
Other Revenue	74.4	65.3	14%
TOTAL	$2,098.3	$1,814.8	16%